Exhibit 99.1

InSite Vision Reports Second Quarter 2012 Financial Results

Alameda, Calif., July 31, 2012 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended June 30, 2012. Total revenues for the second quarter of 2012 were $1.8 million, a decrease of $1.3 million from the same quarter of 2011. InSite Vision had cash, cash equivalents and short-term investments of $17.6 million as of June 30, 2012, reflecting cash usage of $4.7 million in the quarter, which included $2.2 million for the AzaSite Plus™ and DexaSite™ Phase 3 DOUBle clinical trial.

“The first half of this year has been focused on clinical development execution,” said Tim Ruane, InSite’s Chief Executive Officer. “The Phase 3 DOUBle clinical study of AzaSite Plus and DexaSite for the treatment of blepharitis is accruing ahead of schedule and we are preparing to initiate our Phase 3 clinical trial of BromSite for post-surgical pain and inflammation. We anticipate a busy second half of the year as our late-stage pipeline programs advance through pivotal studies.”

Corporate and Commercial Highlights

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Enrollment continues on track in InSite’s Dual Ophthalmic agents Used in Blepharitis (DOUBle) Phase 3 pivotal trial to evaluate AzaSite Plus and DexaSite simultaneously for the treatment of blepharitis. As of July 24, 2012, InSite had enrolled 826 patients in the DOUBle study and expects to complete the trial and announce top-line results in late 2012 or early 2013.

InSite’s blepharitis product candidates utilize the company’s proprietary DuraSite platform to extend the residence time of the drug beyond conventional eye drops. AzaSite Plus is a fixed-dose combination of an antibiotic (1.0% azithromycin) and an anti-inflammatory steroid (0.1% dexamethasone), and DexaSite is a DuraSite formulation of 0.1% dexamethasone. The DOUBle study seeks to enroll approximately 900 patients suffering from moderate-to-severe blepharitis in a four-arm trial designed to evaluate the efficacy and safety of both product candidates. InSite Vision obtained a Special Protocol Assessment from the U.S. Food and Drug Administration (FDA) in May 2011 for the design of the DOUBle pivotal trial.

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In the second quarter, InSite continued preparations for the Phase 3 clinical study of BromSite™ (bromfenac ophthalmic solution 0.075%) for the treatment of post-surgical ocular inflammation. The company selected Pharm-Olam International to serve as the contract research organization for the study and completed manufacturing all clinical trial supplies. The Phase 3 pivotal trial will evaluate BromSite against the DuraSite vehicle for reducing post-surgical pain and inflammation with results expected in late 2012 or early 2013.

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InSite decided in the second quarter to delay the initiation of its planned Phase 3 study of DexaSite until further notice in order to conserve fiscal resources and focus on the execution of the Phase 3 DOUBLe and BromSite clinical trials.

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AzaSite® (azithromycin ophthalmic solution) 1% royalties for the second quarter of 2012 were $1.3 million compared to $2.6 million in same period of 2011. AzaSite is marketed in North America by Merck for the treatment of bacterial conjunctivitis. The decline in the AzaSite royalties is due to a continuing reduction in prescriptions for AzaSite in the United States since the acquisition of Inspire Pharmaceuticals by Merck in May 2011. The $1.3 million in AzaSite royalties is not sufficient for our subsidiary to fully make the interest payments due to the holders of the AzaSite Notes on August 15, 2012. We could make-up this shortfall with our own cash resources, but we have not yet made a decision to do so.

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In the second quarter of 2012, InSite recorded $0.5 million in royalty revenues associated with Besivance® (besifloxacin ophthalmic suspension) 0.6%, compared to $0.3 million in same period of 2011. Besivance is marketed globally by Bausch + Lomb for the treatment of bacterial conjunctivitis.

Second Quarter 2012 Results Summary

Total revenues decreased to $1.8 million for the second quarter of 2012 compared to $3.1 million in the same period in 2011. The decrease was primarily due to a 50 percent decrease in AzaSite royalties from Merck compared to the same period last year. The decrease was partially offset by a $0.2 million increase in royalties from net sales of Besivance.

Research and development expenses for the second quarter of 2012 were $4.8 million compared to $1.4 million in the same period in 2011. The increase was primarily related to the DOUBle Phase 3 clinical trial and preparation for the BromSite Phase 3 clinical trial. General and administrative expenses for the second quarter of 2012 were $1.4 million compared to $1.5 million in the same period in 2011. The difference is primarily due to legal expenses pertaining to patent litigation that were incurred in 2011. The change in fair value of the warrant liability resulted in non-cash income of $0.2 million in the second quarter of 2012. The income resulted from a decrease in the fair value warrant liability, which was due to a decrease in the company’s stock price.

Net loss for the second quarter of 2012 was $6.8 million, or $0.05 per share, compared to a net loss of $2.8 million, or $0.03 per share, in the second quarter of 2011.

Conference Call Today

InSite Vision will host a conference call today beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss its first quarter results.

Analysts and investors can participate in the conference call by dialing 888-713-4218 for domestic callers and 617-213-4870 for international callers using the pass code 78324903. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 23185283.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes InSite Vision’s proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision’s clinical-stage ophthalmic product pipeline includes AzaSite Plus™ and DexaSite™ for the treatment of eye infections, BromSite™ for pain and inflammation associated with ocular surgery, and ISV-101 for the treatment of dry eye disease. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including the status of InSite’s clinical trials, including the timing of enrollment completion and announcement of top-line results from its DOUBle Phase 3 clinical trial and the expected timing of its Phase 3 BromSite clinical trial; the benefits of and prospects for InSite’s product candidates, and the potential event of default under the AzaSite Notes, including the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates, ability to meet the clinical endpoints for such trials and the timing thereof; InSite’s ability or willingness to use its cash to make payments under the AzaSite Notes; InSite’s ability to negotiate a favorable resolution with the holders of the AzaSite Notes to any event of default under the AzaSite Notes; InSite’s reliance on third parties for the commercialization of its products including Merck and Bausch + Lomb and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain corporate collaborations for its product candidates; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same, InSite’s ability to successfully defend against UCSF’s appeal of the USPTOs decision in favor of InSite; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials and acquire materials used in its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220 mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2012 and 2011

(in thousands, except per share amounts; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$1,816	$3,069	$4,089	$6,179

Expenses:
Research and development	4,780	1,404	8,797	2,570
General and administrative	1,363	1,509	2,766	2,752
Cost of revenues, principally royalties to third parties	186	368	451	945

Total expenses	6,329	3,281	12,014	6,267

Loss from operations	(4,513)	(212)	(7,925)	(88)
Interest expense and other, net	(2,470)	(2,561)	(4,924)	(5,125)
Change in fair value of warrant liability	229	—	1,248	—

Net loss	$(6,754)	$(2,773)	$(11,601)	$(5,213)

Net loss per share:

Basic	$(0.05)	$(0.03)	$(0.09)	$(0.05)

Diluted	$(0.05)	$(0.03)	$(0.09)	$(0.05)

Weighted average shares used in per-share calculation:

Basic	131,951	94,823	131,951	94,823

Diluted	131,951	94,823	131,951	94,823

Condensed Consolidated Balance Sheets

At June 30, 2012 and December 31, 2011

(in thousands; unaudited)

	June 30, 2012	December 31, 2011
Assets:
Cash, cash equivalents and short-term investments	$17,554	$26,395
Receivables, prepaid expenses and other current assets	1,712	2,576
Property and equipment, net	323	345
Debt issuance costs, net	2,877	3,085

Total assets	$22,466	$32,401

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$4,354	$3,056
Accrued interest	2,352	1,171
Warrant liability	2,907	4,155
Non-recourse secured notes payable	58,558	58,558
Stockholders’ deficit	(45,705)	(34,539)

Total liabilities and stockholders’ deficit	$22,466	$32,401